1999 MANAGEMENT BONUS PLAN

Participants in the 1999 Management Bonus Plan shall include all full-time non-sales positions from Level 10 up to Level 16. Bonuses will be solely predicated on the consolidated earnings performance of Mid Atlantic Medical Services, Inc. (MAMSI).

Bonuses shall be paid according to the following guidelines:

1. Minimum Bonus- Minimum bonuses shall be paid if the MAMSI and its consolidated subsidiaries (the "Company") achieve a profit of $36,000,000 before income taxes, expansion or acquisition costs, one time charges or credits not related to current year operations, and prior to any physicians'return of withhold and payment of physicians' bonuses.

2. Maximum Bonus- Maximum bonuses shall be paid if the Company achieves a profit of $42,000,000 before income taxes, expansion or acquisition costs, one time charges or credits not related to current year operations, and prior to any physician's return of withhold and payment of physicians' bonuses.

3. Pro-ration- In the event that the Company earns between $36,000,000 and $42,000,000, bonus payments will be pro-rated accordingly.

4. Bonus Base- In general, bonus payments will be calculated on cash payments made during the year for base salary, which would take into account salary increases due to promotion or merit increases (other than those to employees who are Level 17 or higher). Pro-rated calculations will be made at each salary level for the portion of the year that the new level is in effect. If a participant is demoted to under a Level 10 position, and remains in an under Level 10 position until December 31, 1998, the employee will receive a pro-rata bonus payment based upon the time the participant was in a full-time non-sales Level 10 or higher position during 1999. If, however, the employee is promoted or re-promoted to a Level 10 or higher, the employee is eligible to participate in the Bonus Plan on a pro-rata basis for all the time periods during which the participant was in a full-time non-sales Level 10 or higher position during 1999. If an employee is promoted to a Level 17 or higher, his or her bonus for the portion of the year when he or she was promoted is governed by the 1999 Senior Management Bonus Plan.

5. New Employees- New full-time non-sales employees are eligible to participate in the Bonus Plan. The bonus payment will be pro-rated accordingly for the portion of the year that the employee was employed at a full-time non-sales Level 10 or higher position or upon any other reasonable method designed to fairly compensate and recruit a new employee, with the approval of the CFO, CEO or Chairman.

6. Termination- No bonus shall be paid to bonus participants who terminate employment with the Company or are terminated by the Company prior to the year end. In the event of retirement or death, the employee or his/her beneficiary will receive a pro- rated portion of the bonus.

7. Time of Payment- Bonus payments shall be distributed following the completion of the audit of the financial statement(s) for the Company for the year 1999.

8. Bonus Percentages- The distribution of the bonus payments to participants shall be limited according to the following percentage ranges:

         Level 16                                                      5.0 - 23%
         Level 15                                                      4.5 - 20%
         Level 14                                                      4.0 - 15%
         Level 12 & 13                                                 3.5 - 10%
         Level 10 & 11                                                 2.5 -  5%

9. Relationship to Other Bonus Plan- This Bonus Plan is substantially similar to the 1999 Senior Management Bonus Plan for full-time employees Level 17 to Level
25. The primary differences between the Bonus Plan and the 1999 Senior Management Bonus Plan are the percentage payments available to personnel and the personnel covered.

10. Interpretation of the Bonus Plan by the Board of Directors- If a question as to the the interpretation of the Bonus Plan arises, the Board of Directors may interpret the Bonus Plan. The decision of the Board is final.

11. Amendment- The Board of Directors may amend the Bonus Plan to materially increase the amounts payable thereunder to participants or for any other reason.